EXHIBIT 10.9

PROFESSIONAL EMPLOYMENT CONTRACT

THIS AGREEMENT, made this 24th day of September, 2024, by and between MIFFLINBURG BANK AND TRUST COMPANY, a Pennsylvania bank and trust company (the “BANK”), with an office and principal place of business at 250 East Chestnut Street, Mifflinburg, Union County, Pennsylvania; The Northumberland National Bank, a financial institution organized and existing under the laws of the United States (“Norry Bank”), with an office and principal place of business at 245 Front Street, Northumberland, Northumberland County, Pennsylvania (solely for the purpose of making the payments provided for in Section 4(b) and 15 of this Agreement); and MARK A. RITTER, of 1306 Woodcrest Court, Mt. Joy, Lancaster County, Pennsylvania 17552 (hereinafter referred to as the "EXECUTIVE").

W I T N E S S E T H :

WHEREAS, the BANK is a wholly-owned subsidiary of Mifflinburg Bancorp, Inc., a Pennsylvania corporation (the "Company").

WHEREAS, simultaneously with the execution of this Agreement, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Northumberland Bancorp ("Northumberland") pursuant to which (i) Northumberland is to be merged with and into the Company with the Company as the surviving corporation, and (ii) Norry Bank, a wholly-owned subsidiary of Northumberland, is to be merged with and into the BANK with the BANK as the surviving bank (such mergers being collectively referred to as the "Merger").

WHEREAS, the BANK, Norry Bank, and the EXECUTIVE desire to enter into an agreement regarding, among other things, the termination of EXECUTIVE’S existing employment agreement with Norry Bank and the corresponding employment of the EXECUTIVE by the BANK as Executive Vice President of the BANK upon the Effective Date (as defined in the Merger Agreement) of the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein set forth, the parties, each intending to be legally bound hereby, mutually covenant and agree as follows:

1.      Employment. The BANK hereby employs the EXECUTIVE as Executive Vice President of the BANK, and the EXECUTIVE hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.          Duties During Employment Period.

(a)     The EXECUTIVE shall perform and discharge well and faithfully such duties as an EXECUTIVE officer of the BANK as may be assigned to EXECUTIVE from time to time by the Board of Directors of the BANK (the "Board"). EXECUTIVE shall be employed as Executive Vice President of the BANK and shall hold such other titles as may be given to EXECUTIVE from time to time by the Board of the BANK. EXECUTIVE will report directly to the Chief Executive Officer of the BANK.

(b)       The EXECUTIVE shall devote his full time, attention and energies to the business of the BANK, and shall not, during the "Employment Period" (as hereinafter defined), be employed in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage; provided, however, that this shall not be construed as preventing the EXECUTIVE from:

(i)         Investing his personal assets in businesses where the form or manner of such investments will not require services on the part of the EXECUTIVE in the operation of the affairs of the business in which such investments are made and in which his participation is solely that of a passive investor; or

(ii)         Serving as a member of all boards of directors, boards of trustees and all other governing bodies of any organizations of which the EXECUTIVE is a member as of the date hereof; or

(iii)         Participating in trade association, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or

(iv)         Participating in any other activities approved by the Board, including activities as a member of the board of directors, board of trustees or other governing body of any corporation or other entity.

3.         Term of Agreement; Termination of Employment.

(a)     This Agreement shall be effective as of, and conditioned and contingent upon, the Effective Date. The employment period shall begin on the Effective Date and, if not earlier terminated pursuant to the terms of this Agreement, shall end upon the later of (i) March 31, 2025 or (ii) the Effective Date (the "Employment Period").

(b)      Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated at any time during the Employment Period for "Cause" (as hereinafter defined) by action of the Board upon giving the EXECUTIVE notice of such termination at least thirty (30) days prior to the date upon which termination shall be effective. As used herein, the term "Cause" shall mean any of the following events:

(i)    The EXECUTIVE'S conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude or the actual incarceration of the EXECUTIVE;

(ii)    The EXECUTIVE'S failure, following receipt of written notice and a reasonable opportunity to cure, to follow the good faith instructions of the Board of Directors of the BANK, with respect to the BANK or its operations;

(iii)     The EXECUTIVE'S (A) willful misconduct, or (B) neglect of duties or failure to act with respect to duties or actions previously communicated to the EXECUTIVE in writing by the Board of Directors of the BANK which, in the good faith judgment of the Board, may have materially and adversely affected the BANK or may in the future materially and adversely affect the BANK.

If this Agreement is terminated for Cause, all rights of the EXECUTIVE shall cease as of the effective date of such termination; except that in the event this Agreement shall be terminated for Cause on account of conviction of, or plea of nolo contendere to, a felony, or on account of actual incarceration for a criminal act, and if such criminal act was committed or is alleged to have been committed against the BANK, all such rights shall terminate effective immediately upon the notice referred to above.

(c)    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon EXECUTIVE’S voluntary termination of employment for “Good Reason” (as hereinafter defined). The term "Good Reason" shall mean any of the following without the EXECUTIVE’S consent:

(i)     Any material reduction in title or a material reduction in the EXECUTIVE’S responsibilities or authority which are inconsistent with, or the assignment to the EXECUTIVE of duties inconsistent with, the EXECUTIVE’S status as Executive Vice President of the BANK;

(ii)    Any relocation of the EXECUTIVE to a location more than forty (40) miles from his current office or which, in the exercise of his reasonable discretion, necessitates that the EXECUTIVE move his principal residence more than forty (40) miles from his current principal residence;

(iii)     Any material reduction in the EXECUTIVE’S "Annual Base Salary" (as hereinafter defined) as in effect on the date hereof or as the same may be increased from time to time; and

(iv)      Any other action or inaction that constitutes a material breach of this Agreement on the part of the BANK;

provided, however, that "Good Reason" shall not be deemed to exist unless:

(A)  the EXECUTIVE has provided notice in writing (the "Notice of Termination") to the BANK of the existence of one or more of the conditions listed in (i) through (iv) above within ninety (90) days after the initial occurrence of such condition or conditions;

(B)   such condition or conditions have not been cured by the BANK within thirty (30) days after receipt of such Notice of Termination; and

(C)  the EXECUTIVE actually terminates his employment with the BANK within 60 days after the BANK’S receipt of such Notice of Termination.

(d)    Notwithstanding the provisions of Section 3(a) of this Agreement, if the EXECUTIVE dies this Agreement shall terminate automatically upon the EXECUTIVE’S death; provided, however, EXECUTIVE’S rights under this Agreement shall cease as of the last day of the month in which his death occurs.

(e)    Disability. EXECUTIVE and BANK agree that if EXECUTIVE becomes “Disabled”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the BANK'S obligation to pay EXECUTIVE his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by EXECUTIVE.

EXECUTIVE and BANK agree that if, in the judgment of the BANK’S Board of Directors, the EXECUTIVE is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six (6) months, the BANK will suffer an undue hardship in continuing the EXECUTIVE’S employment as set forth in this Agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of EXECUTIVE’S rights under this Agreement shall cease, with the exception of those rights which EXECUTIVE may have under the BANK’S benefit plans.

(f)    This Agreement is not a guaranty of employment. Notwithstanding anything else contained herein, the EXECUTIVE'S employment hereunder may be terminated by the Board at any time without Cause and the EXECUTIVE'S rights and duties under Paragraph 2 hereof shall cease as of the effective date of such termination.

(g)    Notwithstanding any provisions of this Agreement to the contrary, EXECUTIVE shall be required to give BANK ninety (90) days written notice if he wishes to terminate this Agreement during the Employment Period without Good Reason, except that the BANK may, at any time after receipt of such notice of termination from EXECUTIVE, immediately terminate this Agreement, provided however, that in the event the BANK terminates this Agreement prior to the expiration of such ninety (90) days period, EXECUTIVE'S rights under Section 4 hereof nevertheless shall continue in full force and effect during the entire ninety (90) days period.

4.         Compensation.

(a)    Annual Base Salary. For services rendered by the EXECUTIVE hereunder, the BANK shall pay to the EXECUTIVE during the Employment Period an Annual Base Salary equal to the annual base salary in effect for the EXECUTIVE immediately prior to the Effective Date, which shall in no event be less than his current annual base salary of Two Hundred Sixty-Nine Thousand Five Hundred Twenty and 16/100 ($269,520.16) Dollars per year, as adjusted to reflect any merit increase to such base amount effected by Norry Bank in 2025, payable in bi-weekly installments.

(b)    Signing Bonus Payment. Pursuant to the terms and conditions of the Merger Agreement, Norry Bank shall pay to EXECUTIVE, on or immediately before the Effective Date (which obligation is contingent and conditioned upon the occurrence of the Effective Date), a cash signing bonus in the amount of one point nine (1.9) times the Annual Base Salary described in Section 4(a) above. EXECUTIVE hereby agrees that payment of such cash signing bonus will constitute good and sufficient consideration for termination, as of the Effective Date, of that certain Employment Agreement dated May 8, 2019, by and among Norry Bank and the EXECUTIVE, as amended by that certain Amendment No. 1 to Employment Agreement dated January 1, 2020, and for the EXECUTIVE'S execution and delivery of the Separation and General Release in the form attached hereto as Exhibit "A" upon the expiration of the Employment Period or other termination of this Agreement and termination of EXECUTIVE'S employment with the BANK, and EXECUTIVE further agrees that, from and after the Effective Date, EXECUTIVE shall not have any rights to any payments with respect to such prior employment agreement including, without limitation, any rights EXECUTIVE otherwise may have thereunder with respect to a Change in Control (as defined therein) as a result of the Merger.

(c)     Expenses. The EXECUTIVE shall be reimbursed at such intervals and in accordance with such standard policies of the Company or the BANK, as applicable, as may be in effect at the date hereof or as they may be hereafter amended, for any and all monies advanced in connection with the EXECUTIVE'S employment for reasonable and necessary expenses incurred by the EXECUTIVE on behalf of the BANK during the Employment Period, including without limitation travel expenses.

(d)    Other Benefits. The BANK will provide the EXECUTIVE, during the Employment Period, with five (5) weeks of paid personal time off during each calendar year during the Employment Period and other fringe benefits in the aggregate not less favorable than those received generally by other executive employees of the BANK, and in no event less favorable than those enumerated in the Employee Handbook for all employees of the BANK. Further, EXECUTIVE shall retain possession of the Nissan Altima automobile that he is using as of the date of this Agreement, and the BANK agrees to pay for or reimburse, as the case may be, EXECUTIVE for any fuel and maintenance-related expenses arising out of its use during the Employment Period. Upon termination of EXECUTIVE’S employment for any reason, Norry Bank or the BANK, as the case may be, shall transfer and convey to EXECUTIVE title to the automobile and pay any sales or transfer tax associated therewith.

5.         Rights in Event of Termination of Employment.

(a)    If EXECUTIVE'S employment is involuntarily terminated by the Board without Cause pursuant to Section 3(f) of this Agreement, or if EXECUTIVE terminates his employment for Good Reason pursuant to Section 3(c) hereof, then BANK shall pay EXECUTIVE an amount equal to EXECUTIVE'S Annual Base Salary for the remaining duration of the then current Employment Period and, for a corresponding period from the date of termination of employment, the BANK also shall maintain in full force and effect, for the continued benefit of EXECUTIVE, all employee benefit plans and programs to which EXECUTIVE was entitled prior to the date of termination, if the EXECUTIVE'S continued participation is possible under the terms and conditions of such plans and programs, except that in the event the EXECUTIVE'S participation in any health, medical, life insurance, disability plan or program is barred, the BANK shall obtain and pay for, on the EXECUTIVE'S behalf, individual insurance plans, policies and programs which provide to EXECUTIVE health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which EXECUTIVE was entitled prior to the date of termination.

(b)     EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise. Except as provided in this Section 5, unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 5 shall not be reduced by any compensation earned by EXECUTIVE as the result of employment by another employer or by reason of EXECUTIVE 'S receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

6.         Post-Employment Covenants.

(a)      Trade Secrets.

For purposes of this section, "Trade Secrets" shall include information not otherwise known to persons not employed by the BANK relating to the Company's or the BANK'S financial data, marketing and business plans, profit margins, contracts, services, products, personnel, improvements, formulas, designs, styles, processes, customers, vendors, referral sources, suppliers, business methods, practices and policies. Trade Secrets shall not include any information known generally to the public (other than as a result of an unauthorized disclosure of such information by any person) or any information that must be disclosed as required by law.

EXECUTIVE acknowledges that, in the course of EXECUTIVE'S employment with the BANK, EXECUTIVE is likely to develop and/or have access to the Company's or the BANK'S Trade Secrets, the misuse, misapplication and/or disclosure of which is likely to cause substantial and irreparable damage to the business and asset value of the BANK or the Company. Accordingly, EXECUTIVE agrees that, without the written consent of the Board, he will not, during the Employment Period or at any time thereafter (and regardless of the reason for termination of employment), and other than in furtherance of his duties as an employee of the BANK, knowingly use or disclose to any person, any Trade Secrets of the Company or the BANK. EXECUTIVE will also not copy, duplicate, transfer, transmit, disclose or permit any unauthorized person access to the Company's or the BANK'S Trade Secrets. Notwithstanding the foregoing, EXECUTIVE has been advised and understands that nothing contained in this Agreement shall prohibit the EXECUTIVE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Department of Labor, any agency Inspector General, or Congress, or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving an award for information provided to any such governmental agency. EXECUTIVE does not need the prior authorization of the BANK or the Company to make any such reports or disclosures, nor is EXECUTIVE required to notify the BANK or the Company that EXECUTIVE has made any such reports or disclosures.

Upon request of the BANK, and in any event upon the termination of employment with the BANK (whether such termination is voluntary or involuntary), EXECUTIVE will deliver to the BANK all materials, including, but not limited to, memoranda, notes, records, tapes, documentation, discs, manuals, files, other documents, and all copies thereof in any form (“Bank Property”) that belong to the BANK or the Company or that concern or contain Trade Secrets, that are in EXECUTIVE'S possession, whether made or compiled by EXECUTIVE, furnished to EXECUTIVE, or otherwise obtained by EXECUTIVE or in his possession or control.

EXECUTIVE affirms and acknowledges that he is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit EXECUTIVE from fulfilling his duties for the BANK. If EXECUTIVE is the subject of any such agreement, and has any doubt as to its applicability to EXECUTIVE'S positions with the BANK, EXECUTIVE will provide a copy of such agreement to the BANK prior to the date on which EXECUTIVE executes this Agreement so that the BANK can make a determination as to its effect on EXECUTIVE'S ability to work for the BANK.

EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

The intent of this Section 6(a) is to provide the Company and the BANK with all remedies afforded to each of them under applicable law, including, but not limited to, those remedies available under the Pennsylvania Uniform Trade Secrets Act.

(b)     Non-Competition and Non-Solicitation

EXECUTIVE acknowledges and agrees that during his employment with the BANK, EXECUTIVE will be introduced to and otherwise have contact with the Company's and the BANK'S customers, vendors, suppliers and referral sources. EXECUTIVE acknowledges and agrees that the Company 's and the BANK'S goodwill, as reflected in their relationships with their customers, vendors, suppliers and referral sources, is of tremendous value to the Company and the BANK, and that the Company and the BANK are allowing EXECUTIVE access to these customers, vendors, suppliers and referral sources for the single and sole purpose of furthering the Company's and the BANK'S business relationships with them. Additionally, EXECUTIVE'S access to the Company's and the BANK'S Trade Secrets make it highly likely that such information would be of use to a competitor of the Company or the BANK if EXECUTIVE would work for such a competitor. Because the Company and the BANK otherwise would be unable to assure compliance with the nondisclosure requirements, the parties hereto agree to the restrictions set forth in this Section. Accordingly, to the extent permitted by applicable law, and in addition to any other limitation imposed by law and/or this Agreement, EXECUTIVE agrees as follows:

(i)     During the Employment Period, and for a period of twelve (12) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, either on his own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the Company's or the BANK'S customers or prospective customers in competition with the Company or the BANK, or any of the Company's or the BANK'S vendors, suppliers and referral sources for the purposes of diverting business away from, or reducing or terminating the business such persons engage in with, the Company and/or the BANK.

(ii)   During the Employment Period, and for a period of twelve (12) months following the          termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, except in furtherance of his duties as an employee of the BANK, either on his own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, engage in the business (either directly or indirectly) of providing services and/or products in competition with the Company or the BANK.

(iii)   During the Employment Period, and for a period of twelve (12) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether such termination is voluntary or involuntary), EXECUTIVE will not, either on EXECUTIVE'S own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, employee, stockholder, partner, officer, member, director, sole proprietor or otherwise (except as an investor owning less than 5% of the stock of a publicly owned company), compete (either directly or indirectly) with the Company and/or the BANK.

(iv)  Notwithstanding, but subject to, the restrictions set forth in Sections 6(b)(i), (ii) and (iii), during the period of twelve (12) months following the termination of Executive's employment with the BANK for any reason (whether such termination is voluntary or involuntary), Executive may serve as a non-employee director of a bank holding company and/or bank not having a main office or branch office within Centre, Northumberland, Snyder or Union Counties, or engage as a consultant in the business of providing consulting services (in the form of advice, solutions and strategies to improve efficiencies and operational functions, products or services) for or on behalf of any person or entity, provided in either case that such directorship or consulting activities are undertaken in good faith and not to circumvent the restrictions set forth in Sections 6(b)(i), (ii) and/or (iii).

(v)    EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(c)      Non-Solicitation of Employees

EXECUTIVE acknowledges and agrees that the BANK'S relationship with its employees is of tremendous value to the BANK, and that the BANK allows EXECUTIVE access to these employees for the single and sole purpose of furthering its business objectives. Accordingly, in addition to any other limitation imposed by law and/or this Agreement, EXECUTIVE agrees that during the Employment Period and for a period of twelve (12) months following the termination of EXECUTIVE'S employment with the BANK for any reason (whether voluntary or involuntary), EXECUTIVE will not recruit or otherwise encourage any of the BANK'S employees (including temporary employees) to terminate their relationship with the BANK or to seek employment with any other entity. EXECUTIVE acknowledges that the Company and the BANK would suffer significant financial harm as a result of losing any employee.

EXECUTIVE acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(d)      Non-Disparagement

EXECUTIVE and the BANK agree that, to the fullest extent allowed by law, neither will make any disparaging or negative remarks to any person concerning the other (or the Company), its business practices, its business plans, EXECUTIVE'S employment, or the termination of this Agreement.

(e)      Reasonableness

EXECUTIVE acknowledges that he has carefully read and considered Sections (a), (b), (c) and (d) above and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable, and are legitimately required for the protection of the Company's and the BANK'S business, interests and goodwill. In the event that any part or portion of Sections 6(a), (b), (c) and/or (d) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, EXECUTIVE authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the Company and the BANK. In addition, EXECUTIVE specifically agrees and understands that the covenants set forth in Sections 6(a), (b), (c) and (d), above, shall survive the termination of EXECUTIVE'S employment relationship with the BANK.

(f)      Remedies for Breach

The parties agree that the Company and the BANK may seek and obtain injunctive relief in the Court of Common Pleas of Union County, Pennsylvania, if the Company and the BANK believe that EXECUTIVE has breached any part of Section 6 of this Agreement.

EXECUTIVE recognizes and agrees that damages in the event of a breach by EXECUTIVE of Sections 6(a), (b), (c) and/or (d), above, would be difficult, if not impossible, to ascertain, and EXECUTIVE therefore agrees that, if such breach occurs, the Company and the BANK, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and EXECUTIVE hereby waives any and all defenses EXECUTIVE may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. (EXECUTIVE agrees that the Company and the BANK shall not be required to post more than a nominal bond or surety in order to obtain such injunction or relief.) The existence of this right shall not preclude any other rights and remedies at law or in equity which the BANK may possess.

7.       Liability Insurance. The BANK shall use its best efforts to obtain insurance coverage for the EXECUTIVE under an insurance policy covering officers and directors of the BANK against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require the BANK to obtain such insurance, if the Board determines that such coverage cannot be obtained at a reasonable price.

8.     Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event EXECUTIVE is determined to be a Specified Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to such Specified Employee under Section 4(b) or 5, other than payments qualifying as short term deferrals or an exempt pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the EXECUTIVE on the first payroll date that occurs after the date that is six months following the EXECUTIVE'S "separation of service" (as defined by Section 409A of the Code and the regulations promulgated thereunder). For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the EXECUTIVE, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

9.     Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to his residence in the case of notice to the EXECUTIVE, or to the principal office of the BANK, to the attention of its Chief Executive Officer in the case of notice to the BANK.

10.    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by EXECUTIVE and an executive officer specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.      Assignment. This Agreement shall not be assignable by either party except by the BANK to any successor in interest to its business.

12.      Successors; Binding Agreement.

(a)      The BANK will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company and/or the BANK to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the BANK would be required to perform it if no such succession had taken place. Failure by the BANK to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, the "BANK" shall mean the BANK as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)      This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective assigns (to the extent this Agreement may be assigned), successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as the case may be. If EXECUTIVE would die after a Notice of Termination is delivered by EXECUTIVE, or following termination of EXECUTIVE'S employment without Cause, and any amounts would be payable to EXECUTIVE under this Agreement if EXECUTIVE had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to EXECUTIVE'S devisee, legatee, or other designee, or, if there is no such designee, to EXECUTIVE'S estate.

13.      Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof. Upon the Effective Date, and subject to and contingent upon the occurrence of the Effective Date, any prior agreement relating to the subject matter hereof including, without limitation, that certain Employment Agreement dated May 8, 2019, by and between Norry Bank and the EXECUTIVE, as amended by that certain Amendment No. 1 to Employment Agreement dated January 1, 2020, will be deemed automatically terminated and be of no further force and effect.

14.     Clawback. EXECUTIVE acknowledges that the EXECUTIVE is subject to any clawback policy that may be adopted by the Board. Absent any formal clawback policy, the EXECUTIVE agrees that the EXECUTIVE shall be required to forfeit and pay back to the BANK any bonus or other incentive compensation paid to the EXECUTIVE if: (a) a court makes a final determination that the EXECUTIVE directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company and/or the BANK, or (b) the independent members of the Board determine that the EXECUTIVE has committed a material violation of the Company's or the BANK'S code of conduct. Notwithstanding the foregoing, the cash signing bonus paid to EXECUTIVE under Paragraph 4(b) shall not be subject to any such clawback.

15.      Legal Fees Incurred in Negotiating this Agreement. Norry Bank shall pay, or the EXECUTIVE shall be reimbursed for, the EXECUTIVE’S reasonable legal fees incurred in negotiating and drafting this Agreement.

16.    Section 280G. If any of the payments or benefits received or to be received by EXECUTIVE (including, without limitation, the payments and benefits received in connection with Paragraph 4(b), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), either the BANK or Norry Bank shall pay to EXECUTIVE, no later than the time such Excise Tax is required to be paid by EXECUTIVE or withheld by the BANK, an additional amount equal to the sum of the Excise Tax payable by EXECUTIVE, plus the amount necessary to put EXECUTIVE in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Agreement or otherwise) as if no Excise Tax had been imposed.

17.    Release. Notwithstanding any other provision of this Agreement, in consideration for the signing bonus payment as provided in Section 4(b) upon the expiration or other termination of the Employment Period, EXECUTIVE agrees to execute and deliver to the BANK an effective general release agreement in the form attached hereto as Exhibit “A,” as such form may be modified by the BANK, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the EXECUTIVE'S execution of the release, directly or indirectly, result in the EXECUTIVE designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

18.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.   Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the United States of America.

20.     Headings. The headings of the paragraphs hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21.     Continuation of Certain Provisions. Any termination of EXECUTIVE'S employment under this Agreement or of the Agreement will not affect the benefit, trade secret and non-solicitation provisions, and clawback provisions of Sections 4, 5, 6 and 14, which will survive any such termination and remain in full force and effect in accordance with their respective terms.

22.     Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The EXECUTIVE shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company or the BANK have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the EXECUTIVE'S "separation from service" (as defined by section 409A of the Code and the regulations promulgated thereunder). In no event shall the EXECUTIVE, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that: (i) any reimbursement shall be for expenses incurred during the EXECUTIVE'S lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

23.       Counterparts; Electronic Delivery. This Agreement may be executed in counterparts. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witness:	EXECUTIVE:

/s/ Tish Naugle	/s/ Mark A. Ritter	(SEAL)
Mark A. Ritter

Attest:	NORRY BANK:
THE NORTHUMBERLAND
NATIONAL BANK

/s/ Stephanie Kahley	By:	/s/ J. Todd Troxell
Assistant Secretary		J. Todd Troxell, President and Chief Executive Officer

Attest:	BANK:
MIFFLINBURG BANK AND TRUST
COMPANY

/s/ Lisa K. Erickson	By:	/s/ Jeffrey J. Kapsar
Secretary		Jeffrey J. Kapsar, President and
Chief Executive Officer

Exhibit A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is made by and between MARK A. RITTER (the "EXECUTIVE"), and MIFFLINBURG BANK AND TRUST COMPANY, a Pennsylvania chartered bank (the "Bank").

WHEREAS, the EXECUTIVE and the Bank entered into a Professional Employment Contract dated September 24, 2024 (the "Employment Agreement") that sets forth the terms and conditions of the EXECUTIVE's employment with the Bank, including the circumstances under which the EXECUTIVE is eligible to receive severance pay.

NOW, THEREFORE, the EXECUTIVE and the Bank each intending to be legally held bound, hereby agree as follows:

3.    Consideration. The EXECUTIVE agrees that the consideration set forth in Section 4(b) of the Employment Agreement shall constitute good and sufficient consideration for the release of claims and other promises and covenants set forth herein.

4.    EXECUTIVE's Release. The EXECUTIVE on the EXECUTIVE's own behalf and together with the EXECUTIVE's heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Bank, Mifflinburg Bancorp, Inc., a Pennsylvania corporation and parent company of the Bank (the "Company"), and their respective subsidiaries, affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every of the present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the "Releasees") from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter "Claims"), which the EXECUTIVE ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Agreement. Notwithstanding anything herein to the contrary, the EXECUTIVE's release is not and shall not be construed as a release of any future claim by the EXECUTIVE against the Company or the Bank. This release specifically includes, but is not limited to:

(d)    any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(e)    any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

(f)    any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. ("ERISA") or any comparable state statute or local ordinance;

(g)    any and all Claims under any federal or state statute relating to employee benefits or pensions;

(h)    any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(i)    any and all Claims for attorneys' fees and costs.

5.    Acknowledgment. The EXECUTIVE understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The EXECUTIVE further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. Notwithstanding the foregoing, EXECUTIVE has been advised and understands that nothing contained in this Agreement shall prohibit the EXECUTIVE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Department of Labor, any agency Inspector General, or Congress, or making disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving an award for information provided to any such governmental agency. EXECUTIVE does not need the prior authorization of the BANK or the Company to make any such reports or disclosures, nor is EXECUTIVE required to notify the BANK or the Company that EXECUTIVE has made any such reports or disclosures.

6.    Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the EXECUTIVE may assert against the Releasees. The non- prevailing party in any litigation shall pay for the prevailing party's costs and expenses of litigation including without limitation the prevailing parties attorney's fees.

11.    No Admission. Neither the execution of this Agreement by the Bank, nor the terms hereof, constitute an admission by the Company or the Bank of any liability to the EXECUTIVE.

12.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

13.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

14.    EXECUTIVE's Representation. The EXECUTIVE represents and warrants that he or she has not assigned any claim that he or she purports to release hereunder and that he or she has the full power and authority to enter into this Agreement and bind each of the persons and entities that the EXECUTIVE purports to bind. The EXECUTIVE further represents and warrants that he or she is bound by, and agrees to remain bound by, the EXECUTIVE's post-employment obligations set forth in the Employment Agreement.

15.     Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

16.    Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The EXECUTIVE agrees that the Bank shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Bank maintains its corporate offices, and the EXECUTIVE hereby submits to the jurisdiction and venue of such courts.

13.    Fees and Costs. The parties shall bear their own attorneys' fees and costs.

14.    Counterparts. This Agreement may be executed in counterparts.

14.    Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the EXECUTIVE, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Bank, have caused the execution of this Agreement as of this day and year written below.

EXECUTIVE	WITNESS

By:	By:

Name:	Name:

Date:	Date:

MIFFLINBURG BANK AND TRUST COMPANY

By:

Name:

Title:

Date:

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